Exhibit 23.1



                       Independent Auditors' Consent





The Board of Directors
Arrow-Magnolia International, Inc.




We consent to the incorporation by reference in the Registration Statements (Nos. 333-47709 and 333-01511) on Form S-8 of Arrow-Magnolia International, Inc. of our report dated March 8, 1999, relating to the balance sheet of Arrow-Magnolia International, Inc. as of December 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998, annual report on form 10-KSB of Arrow-Magnolia International, Inc.




                              PHILIP VOGEL & CO. PC


Dallas, Texas
March 31, 1999